UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2015

Quiksilver, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14229	33-0199426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

15202 Graham Street, Huntington Beach, CA		92649
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 889-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2015, Quiksilver, Inc. (the “Company”), entered into an amended and restated employment agreement with Alan Vickers, the Company’s Executive Vice President, Global Wholesale Sales and Operations, and General Manager, Americas Region (the “Agreement”). The Agreement is effective as of January 1, 2015 and supersedes the previous employment agreement between Mr. Vickers and the Company dated February 13, 2014.

The Agreement and, under the terms of the Agreement, Mr. Vickers’ employment with the Company, will automatically terminate on October 31, 2016. The Agreement may be terminated by the Company or Mr. Vickers for any reason, subject to the payment of certain amounts as set forth below. Under the Agreement, Mr. Vickers will receive an annual base salary of $500,000, which may be adjusted on an annual basis (but not below $500,000). The Agreement also provides that Mr. Vickers is eligible to receive an annual discretionary bonus on terms approved by the compensation committee of the Company’s board of directors.

The Agreement requires the Company to maintain a $2,000,000 term life insurance policy on the life of Mr. Vickers, payable to his designee; provided, however, that the Company is not required to pay annual premiums for the policy in excess of $5,000. The Agreement also provides that Mr. Vickers will continue to be a participant in the Company’s 2013 Performance Incentive Plan, or any successor equity plan, on terms established by the Company’s board of directors. The Agreement further provides that Mr. Vickers will be covered by the Company’s group health insurance programs and long-term disability plan for senior executives on the same terms and conditions applicable to comparable employees. Mr. Vickers will also receive a $5,000 annual clothing allowance to purchase company products at wholesale prices.

If the Company terminates Mr. Vickers’ employment without “Cause” (as defined in the Agreement), or if Mr. Vickers terminates his employment for “Good Reason” (as defined in the Agreement) within six months of the event constituting Good Reason, the Agreement provides that the Company will: (1) continue to pay Mr. Vickers’ base salary for a period of eighteen months, (2) pay Mr. Vickers a pro rata portion of the annual bonus earned, if any, for the fiscal year in which the termination occurs, and (3) pay Mr. Vickers the full amount of any unpaid annual bonus earned from the preceding fiscal year. The foregoing payments are also payable in the event that Mr. Vickers’ employment agreement terminates on October 31, 2016 and his employment terminates effective the same date. If the Company terminates Mr. Vickers for Cause or Mr. Vickers terminates his employment without Good Reason, then he will receive his base salary and benefits earned and accrued prior to termination and, if the basis for Cause is his death or disability, a pro rata portion of his annual bonus earned for the year in which the termination occurs. In order to receive the payments specified above, other than those earned prior to termination, Mr. Vickers is required to sign a release of claims.

The Agreement requires that if the Company grants stock options to Mr. Vickers after the date of the Agreement, the options must provide that if he is terminated by the Company without Cause, as a result of his death or disability or by him for Good Reason, all of the options will automatically vest in full on an accelerated basis and remain exercisable until the earlier to occur of (1) the first anniversary of the termination, (2) the end of the option term, or (3) termination pursuant to other provisions of the option plan or option agreement, such as a corporate transaction.

The foregoing description of the Agreement is qualified in its entirety by the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Title or Description

10.1	Employment Agreement between Alan Vickers and Quiksilver, Inc., dated January 28, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2015	Quiksilver, Inc. (Registrant)

	By:	/s/ Richard Shields
Richard Shields
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Exhibit Title or Description

10.1	Employment Agreement between Alan Vickers and Quiksilver, Inc., dated January 28, 2015

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